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EXHIBIT 21.1

List of Subsidiaries of Pacific Energy Partners, L.P.

The following is a list of subsidiaries of Pacific Energy Partners, L.P. The list reflects the names under which each subsidiary does business. In addition, each subsidiary was organized in the state of Delaware.

1.
Anschutz Ranch East Pipeline LLC

2.
Pacific Energy Group LLC

3.
Pacific Marketing and Transportation LLC

4.
Pacific Pipeline System LLC

5.
Ranch Pipeline LLC

6.
Rocky Mountain Pipeline System LLC

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  EXHIBIT 21.1
List of Subsidiaries of Pacific Energy Partners, L.P.